Exhibit 24

                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS that I, Joseph F. Paquette, Jr. of Gladwyne, PA, do hereby appoint C. A. MCNEILL, JR. attorney for me and in my name and on my behalf to sign the Registration Statement, and any amendments thereto, of PECO ENERGY COMPANY, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of the securities with respect to the PECO Energy Company 1998 Stock Option Plan, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

Dated: September 28, 1998


                                                     /s/ Joseph F. Paquette, Jr.
                                                     ---------------------------
                                                         Joseph F. Paquette, Jr.